Exhibit 10.10

NEWMIL BANK
AMENDED SALARY CONTINUATION AGREEMENT

This Amended Salary Continuation Agreement (this “Agreement”) is entered into as of this 20th day of December, 2005, by and between NewMil Bank, a Connecticut-chartered savings bank (the “Bank”), and Diane Farrell, Senior Vice President of the Bank (the “Executive”).

Whereas, the Executive has contributed substantially to the success of the Bank and its parent corporation, NewMil Bancorp, Inc., and the Bank desires that the Executive continue in its employ,

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank’s general assets,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,

Whereas, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status,

Whereas, the Bank and the Executive entered into a Salary Continuation Agreement dated as of January 1, 2002, providing for specified retirement benefits for the Executive after Separation from Service,

Whereas, the Bank and the Executive have negotiated and agreed to miscellaneous changes in the terms and conditions of the January 1, 2002 Salary Continuation Agreement, and

Whereas, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the January 1, 2002 Salary Continuation Agreement, and that from and after the date of this Agreement the January 1, 2002 Salary Continuation Agreement shall be of no further force or effect.

       Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

The following words and phrases used in this Agreement have the meanings specified.

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate used by the Plan Administrator to determine the Accrual Balance shall be based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest ¼%. The initial discount rate is 7.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined according to Article 4.

  1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person -

(a) Change in Ownership: a change in ownership of NewMil Bancorp, Inc., a Delaware corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of NewMil Bancorp, Inc.’s stock constituting more than 50% of the total fair market value or total voting power of NewMil Bancorp, Inc.’s stock,

(b) Change in Effective Control: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of NewMil Bancorp, Inc. possessing 35% or more of the total voting power of NewMil Bancorp, Inc.’s stock, or (2) a majority of NewMil Bancorp, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of NewMil Bancorp, Inc.’s board of directors, or

(c) Change in Ownership of a Substantial Portion of Assets: a change in the ownership of a substantial portion of NewMil Bancorp, Inc.’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from NewMil Bancorp, Inc. having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of NewMil Bancorp, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of NewMil Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of paragraphs (a) through (c) of this Section 1.4, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury. References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Executive is unable to engage in any substantial gainful activity, or (b) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Retirement Age” [Intentionally Left Blank]

1.8 “Early Termination” means the Executive’s Separation from Service with the Bank before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.9 “Early Termination Date” means the date on which Early Termination occurs.

1.10 “Effective Date” means January 1, 2002.

1.11 “Normal Retirement Age” means the Executive’s 65th birthday.

1.12 “Normal Retirement Date” means the later of the Normal Retirement Age or the Executive’s Separation from Service with the Bank.

1.13 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.14 “Plan Administrator” means the plan administrator described in Article 8.

1.15 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.16 “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.17 “Termination for Cause” means the definition of termination for cause specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Executive and NewMil Bancorp, Inc. If the Executive is not a party to an employment or severance agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment for any of the following reasons -

   (a) Gross negligence or gross neglect of duties,

        (b) Commission of a felony or commission of a misdemeanor involving moral turpitude, or

   (c) Fraud, disloyalty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank. No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted, or failed to act, with an absence of good faith and without a reasonable belief that the Executive’s action or failure to act was in the best interest of the Bank.

ARTICLE 2
LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is $25,000.

2.1.2
Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the seventh month after Separation from Service. The annual benefit shall be paid to the Executive for 15 years.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date.

2.2.2
Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (a) the seventh month after Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for 15 years.

2.3 Disability Benefit. If the Executive terminates employment because of Disability before the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1
Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which termination of the Executive’s employment occurs.

2.3.2
Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (a) the seventh month after Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for 15 years.

2.4 Change-in-Control Benefit. If a Change in Control occurs after the date of this Agreement, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement and the Bank shall exercise its discretion to terminate this Agreement.

2.4.1
Amount of Benefit. For a Change in Control occurring after April 7, 2017, the benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance required by Section 2.1, without discount for the time value of money. For a Change in Control occurring on or before April 7, 2017, the benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance required by Section 2.1, discounted back to the date of the Change in Control at a 4.0% discount rate.

2.4.2
Payment of Benefit. The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 7.14.

2.5 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 15-year salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Section 2.1.2, Section 2.2.2 or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Executive shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid.

2.6 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate used to calculate the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.7 Savings Clause Relating to Compliance with Code Section 409A. Notwithstanding any other provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A.

ARTICLE 3
DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies in active service to the Bank before the Normal Retirement Age, the Executive’s Beneficiary shall be entitled solely to the benefit described in the January 1, 2002 Split Dollar Agreement between the Bank and the Executive.

3.2 Death After Separation from Service. If the Executive dies after Separation from Service and at Separation from Service the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Bank shall pay to the Executive’s Beneficiary the benefits to which the Executive was entitled at death. Beginning on the first day of the month after the Executive’s death, the Bank shall pay the benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. In that case, no death benefit shall be payable under this Article 3.

3.3 Death after Receipt of Change-in-Control Benefit. Anything in this Agreement or in the January 1, 2002 Split Dollar Agreement to the contrary notwithstanding, neither the Executive nor the Executive’s Beneficiary shall be entitled to any further benefits whatsoever under this Agreement or under the January 1, 2002 Split Dollar Agreement after the Change-in-Control benefit provided by Section 2.4 is paid to the Executive. If any provision of this Agreement, including this Section 3.3, is contrary in any way to the terms of the January 1, 2002 Split Dollar Agreement, that agreement shall be deemed to be amended hereby.

3.4 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit or Disability Benefit Being Paid to the Executive’s Estate or Beneficiaries at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 15-year salary continuation benefit payment period and if at the time of that Change in Control the Executive’s Beneficiary is receiving the benefit provided by Section 2.1.2, Section 2.2.2, or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Beneficiary in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Beneficiary as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid.

ARTICLE 4
BENEFICIARIES

4.1  Beneficiary Designations. The Executive shall have the right at any time to designate a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary but the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a result of Termination for Cause.

5.2 Misstatement. No benefits shall be paid under this Agreement or under the January 1, 2002 Split Dollar Agreement if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows -

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2
Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3
Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows -

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

	6.2.5.1	the specific reason for the denial,

	6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7
MISCELLANEOUS

7.1 Amendments and Termination. Subject to Section 7.13 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such state.

7.8 Unfunded Arrangement. The Executive and her Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

7.10 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.11 Entire Agreement. This Agreement and the January 1, 2002 Split Dollar Agreement between the Executive and the Bank constitute the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement supersedes in its entirety the January 1, 2002 Salary Continuation Agreement, and effective immediately the January 1, 2002 Salary Continuation Agreement shall be of no further force or effect.

7.12  Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, NewMil Bank, 19 Main Street, P.O. Box 600, New Milford, Connecticut 06776-0600.

7.13 Termination or Modification of Agreement Because of Changes in Law, Rules, or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to obtaining the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately upon a Change in Control.

7.14 Payment of Legal Fees after a Change in Control Occurs. The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is the Bank’s intention that the Executive not be required to incur the expenses associated with the enforcement of her rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the Bank’s intention that the Executive not be forced to negotiate settlement of her rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (1) the Bank has failed to comply with any of its obligations under this Agreement, or (2) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of her choice, at the Bank’s expense as provided in this Section 7.14, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.14, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $20,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.14 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Anything in this Section 7.14 to the contrary notwithstanding however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2  Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Amended Salary Continuation Agreement as of the date first written above.

THE EXECUTIVE:	NEWMIL BANK:

/s/ Diane Farrell	By: /s/ Francis J. Wiatr
Diane Farrell	Francis J. Wiatr
Its: Chairman, President & CEO